Exhibit 99.1

Contact:	Repros Therapeutics Inc.
Joseph Podolski (281) 719-3447 President and Chief Executive Officer

NASDAQ GRANTS REPROS EXTENSION UNTIL OCTOBER 31, 2010 TO MEET MINIMUM BID PRICE LISTING REQUIREMENT

THE WOODLANDS, Texas – August 13, 2010   Repros Therapeutics Inc. (NasdaqCM:RPRX) today announced that Nasdaq has granted the Company until October 31, 2010 to meet the minimum bid price requirement of the Nasdaq Capital Market.  Listing Rule 5550(a)(2) requires the Company to maintain a minimum bid price of $1.00 for a minimum of ten consecutive trading days.  At the Company’s annual stockholders' meeting held on May 17, 2010, the stockholders approved a proposal to grant the Company’s board of directors the authority to effect a reverse split of its common stock within one year of such annual meeting on a basis not to exceed one share of common stock for up to five shares of common stock outstanding, if necessary, in the sole discretion of the Company’s board of directors, for purposes of maintaining its listing on the Nasdaq Capital Market.

In accordance with the decision of the Nasdaq Hearings Panel, Repros has to meet all of the continued listing requirements of the Nasdaq Capital Market by October 31, 2010, or its securities will, in all likelihood, be delisted from The Nasdaq Stock Market promptly following such date.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to have the partial hold on Proellex® lifted and to determine a safe and effective dose for Proellex®, maintain its listing on the Nasdaq Capital Market, raise needed additional capital on a timely basis in order for it to continue to fund its operations and pursue its development activities, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.